Consent of Independent Registered Public Accounting Firm

Karat Packaging Inc.
Chino, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-268397) and Form S-8 (No. 333-255486) of Karat Packaging Inc. of our report dated March 16, 2023, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Los Angeles, California
March 16, 2023